                             AMES DEPARTMENT STORES, INC.           Exhibit 20
                              OCTOBER RESULTS VS. PLAN              Page 1 of 2
                                   MANAGEMENT FORMAT
                                      (Unaudited)
                                     (In Millions)
                                 October 1994         Fiscal 1995 Year-to-Date
                             Actual  Plan*  Last Yr**  Actual   Plan*  Last Yr**
INCOME SUMMARY:
Net Sales                    $170.6  $177.3   $176.2 $1,438.3 $1,472.9 $1,458.1

FIFO Margin     $              43.1    50.2     47.6    379.9    404.1    392.1
     Margin     %             25.3%   28.3%    27.0%    26.4%    27.4%    26.9%

Total Expenses                 40.6    42.7     42.6    391.2    402.9    403.1

Gain on Dispos. of Properties     -       -      0.8      3.5      1.9      0.8
                             ---------------------------------------------------
EBIT                            2.5     7.5      5.8     (7.8)     3.1    (10.2)

Net Interest Expense            2.4     2.3      2.5     19.6     21.3     20.3
Non-Cash Inc. Tax Prov.(Ben.)  (0.8)    1.7        -     (5.8)    (2.0)       -
Extraordinary Loss (Gain)         -       -     (0.9)     1.5      1.5     (0.9)
Non-Recurring (Gain)-Wertheim     -       -        -    (12.0)   (12.0)       -
Dist. Center Closing Costs      2.5       -        -      2.5        -        -
                             ---------------------------------------------------
Net Income (Loss)             ($1.6)   $3.5     $4.2   ($13.6)   ($5.7)  ($29.6)
                             ===================================================
From EBIT:
Non-Cash SARs Exp.(Credit)     (0.1)      -        -      0.2      1.5        -
Depr/Amort, LIFO, & other,net   0.1     0.2     (0.4)     2.6      0.7     (3.2)
                             ---------------------------------------------------
EBITDA                         $2.5    $7.7     $5.4    ($5.0)    $5.3   ($13.4)
                             ===================================================

BALANCE SHEET SUMMARY:
                                                      Balance at end of Period
                                                      Actual    Plan*  Last Yr**
                                                     ---------------------------
Unrestricted Cash and Cash Equivalents                  $26.9    $30.2    $29.0
Restricted Cash and Cash Equivalents                      0.7      0.5     49.8
Merchandise Inventories, LIFO                           596.9    538.1    578.5
Other Current Assets                                     63.7     58.1     54.7
                                                     ---------------------------
     Total Current Assets                               688.2    626.9    712.0
Net Fixed Assets                                         39.5     51.6     17.8
Other Assets and Deferred Charges                         6.6      5.5      0.5
                                                     ---------------------------
    Total Assets                                       $734.3   $684.0   $730.3
                                                     ===========================

Trade Accounts Payable                                 $200.5   $141.0   $123.4
Short-Term Debt (Revolver)                              153.7    150.0    148.3
Other Current Liabilities                               168.7    179.5    185.6
                                                     ---------------------------
     Total Current Liabilities                          522.9    470.5    457.3
Long-Term Debt                                           41.0     41.4    121.1
Other Long-Term Liabilities                              50.0     48.8     53.2

Unfavorable Lease Liability                              23.4     23.5     25.6
Fresh-start Excess Net Assets (Negative Goodwill)        50.2     50.3     56.5

Paid-In-Capital                                          73.5     67.4     70.1
Retained Earnings (Deficit)                             (26.7)   (17.9)   (53.5)
                                                     ---------------------------
     Total Stockholders' Equity                          46.8     49.5     16.6
                                                     ---------------------------
    Total Liabilities & Equity                         $734.3   $684.0   $730.3
                                                     ===========================

          * As reported on Form 8-K dated May 27, 1994.
         ** Last year's (fiscal 1994) income and balance sheet summaries represent 309 stores as compared to 305 stores in October 1994.

NOTE: EBIT is earnings (loss) before net interest expense, income taxes, and non-recurring or extraordinary items. EBITDA is EBIT before depre-ciation & amortization, LIFO expense, stock appreciation rights (SARs) accruals, and other non-cash charges.

                                    Page 6 of 7